Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Great Coin, Inc.

We hereby consent to the use, in the Offering Statement on Form 1-A of Great Coin, Inc., of our report dated November 10, 2015, of our audit related to the financial statements of Great Coin, Inc. as of September 30, 2015 for the period from inception (September 1, 2015) through September 30, 2015, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern.

dbbmckennon

Newport Beach, California

November 10, 2015